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                                                                  EXHIBIT 12.1


RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in the Thousands)

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                                   NINE MONTHS
                                      ENDED
                                   SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                                   -------------  --------------------------------------------------------
                                       2001         2000        1999        1998      1997         1996
                                   -------------  ----------  ----------  --------  ---------    ---------
Income ...........................   $169,585     $217,539    $ 39,565   $ 59,316   $  1,426     $   (423)

Plus:
Cumulative  effect  of  change  in
accounting principle .............        282         --          --          --         --           --
Extraordinary Items(1) ...........      1,620         705         --          --         --           --
Income Taxes .....................       --           --          --          --         --           --
Interest Expense .................    128,905     173,891      91,184      44,697       --            272
                                   ----------    --------    --------    --------   --------      -------
       Total Earnings ............   $300,392    $392,135    $130,749    $104,013   $  1,426     $   (151)

Fixed Charges:
       Interest Expense ..........    129,757     174,404      91,561      44,697       --            272
       Preferred Dividends .......     27,681      36,908      23,843         944       --            --
                                   ----------    --------    --------    --------   --------      -------
       Total Fixed Charges .......   $157,438    $211,312    $115,404    $ 45,641       --       $    272

Earnings/Fixed Charges ...........       1.9x        1.9x     1.1x(2)       2.3x        NA            NA

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(1)      Represents loss on early extinguishment of debt.

(2) Includes the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to our November 1999 acquisition of the external advisor to our Company. Excluding the effect of this non-recurring, non-cash charge our ratio of earning/combined fixed charges and preferred stock dividends for the year ended December 31, 1999 would have been 2.0x